Exhibit 10.1

Bryan R. Adel

Senior Vice President, General Counsel,

Secretary and Chief Privacy Officer

June 14, 2005

Robert Wasserman

1N165 Partridge Drive

Wheaton, Illinois 60188

Re:	Employment

Dear Bob:

We are pleased to offer you employment with Rewards Network Establishment Services Inc. (“Rewards Network”) as Executive Vice President, Sales and Marketing, Operations. In this position, you will report to our Chief Executive Officer, Ron Blake, and will perform duties as discussed with Ron including leading our sales and marketing teams and such other duties as Ron may from time to time specify. Should you accept this offer, your gross annual salary initially will be $300,000 (less any withholdings and deductions required by law or authorized by you), which generally will be payable in biweekly installments. In 2005 and beyond, you will be entitled to participate in the senior management bonus program, the specific terms of which are approved annually by the Compensation Committee of the Board of Directors. For the 2005 bonus program, you will be eligible for a bonus that is equal to up to 60% of your annual base salary pro rated for the amount of actual time employed by Rewards Network. You also will be eligible to participate in the 2004 Long Term Incentive Plan, as amended, subject to the terms and conditions of such plan and approval of any awards by the Compensation Committee. In addition you will be paid $7,000 on each of (i) the date which is three months after your start date and (ii) the date which is six months after your start date, all provided you are still a full time employee of Rewards Network on such date.

Furthermore, you will be eligible to participate in such Rewards Network’s employee benefit plans and policies including plans and policies relating to health, life, severance, disability, etc. benefits that Rewards Network may make available generally to its employees in comparable positions, subject to the terms and conditions of any such plans and policies as they may exist from time to time. In addition, you will be entitled to four weeks vacation per year. Rewards Network reserves the right to modify, amend, suspend, or terminate any or all such senior management bonus program, incentive compensation and employee benefit plans and polices at any time.

Please note that the purpose of this letter is merely to describe the terms of our offer. This letter does not constitute a contract of employment and does not create any right to continued employment for any period of time. If you accept this offer, your employment with Rewards Network at all times will be “at will”. This means that either you or Rewards Network may end your employment at any time for any or no reason.

Wasserman

June 14, 2005

As a condition of employment with Rewards Network, you will be required to sign a Severance, Proprietary Interest Protection and Non-Solicitation Agreement, a copy of which is attached to this letter for you to review while you consider our offer of employment. We also are extending this offer to you on the condition that you not use or disclose to Rewards Network any confidential information of anyone that you previously worked for, and with the understanding that your Rewards Network employment will not violate or be restricted by any non-competition or other agreement with anyone else. If this is not the case, please inform us immediately.

We congratulate you on your offer and sincerely hope that you will accept.

To indicate your acceptance should you decide to do so, please sign this letter and the attached Severance, Proprietary Interest Protection and Non-Solicitation Agreement where indicated and return them to me. In the meantime, please do not hesitate to call me should you have any questions.

Very truly yours,

/s/ Bryan R. Adel
Bryan R. Adel
Senior Vice President, General Counsel,
Secretary and Chief Privacy Officer

Enclosure

cc:    Personnel File

AGREED TO AND ACCEPTED:

/s/ Robert Wasserman
Robert Wasserman

Dated: June 14, 2005